EXHIBIT 5
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                             September 16, 2005



   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C.  20549

        Re:  Beacon Roofing Supply, Inc. - Registration of
             Common Stock, Par Value $.01 Per Share, on Form S-8
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   Ladies and Gentlemen:

        We have acted as counsel to Beacon Roofing Supply, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 500,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable under the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan (the "Plan").

        In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

        Based on the foregoing, it is our opinion that the shares of the Common Stock, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN LLP


                                      By:  /s/ David S. McCarthy
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                                           David S. McCarthy